EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Biophan Technologies, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-119080, 333-109160 and 333-108858), Form S-3 (No. 333-130920)
and Form S-1 (No. 333-138632) of Biophan Technologies Inc. of our report dated May 4, 2007, related to the consolidated financial statements of Biophan Technologies, Inc. and Subsidiaries as of February 28, 2007 and 2006 and for each of the three years in the period ended February 28, 2007, and on management's assessment of the effectiveness of internal control over financial reporting as of February 28, 2007, which reports appear in the February 28, 2007 Annual Report on Form 10-K of Biophan Technologies, Inc.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York
May 4, 2007